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OPENX HOSTED AD SERVING AGREEMENT

OpenX and the Company identified below agree to this Hosted Ad Serving Agreement ("Agreement"), which consists of the terms below, the Hosted Ad Serving Addendum ("Addendum"), and the Hosted Ad Serving Service Attachment ("Attachment"). Capitalized terms are defined below and in the Addendum.

Company Info

Name	Data Pangea LLC
Address	50 E Sample Rd Suite 301 Pompano Beach, FL 33064

Authorized Representative	
Name	Lou Rosen
Title	manager
Email	Lou@Vumee.com
Phone	954-482-4755

Contract Start Date: 5/8/12

TERM

Initial Term: 12 months. The "Term" includes the initial term and renewal terms as described in the Addendum.

BILLING AND PAYMENT

OpenX will bill Company for the setup fee upon execution. OpenX will bill Company's credit card in advance for the Base Fee for each upcoming month, plus any additional fees incurred during the prior month (eg, overage fees). Company will start incurring monthly Base Fees on the date that OpenX gives Company access to the Service. If the first and/or last months of the Term are partial months, the Base Fee will be prorated.	
Currency	US Dollars

FEES, VOLUME AND SERVICES

"Base Fee" for ad serving	$1000 / month
One-time initial setup fee	$1200
Overage fees for serving Ad Requests above the amount included in the Base Fee)	$0.04 CPM
The monthly Base Fee includes:	
• Number of Ad Requests ("Included Requests")	0 - 25,000,000 (Twenty-Five Million)

• Training hours	Four (4)
• Service Levels	Per Attachment
• Support	Per Attachment
• CDN Monthly Bandwidth	500 GB
• CDN Monthly Storage	1 GB
CDN Bandwidth Overages	$0.30 per GB
CDN Storage Overages	$10 per GB
Above prices are for standard banner Ad Requests. There is no additional charge for a single Impression, conversion and/or click that corresponds to each Ad Request. Additional fees apply for video and other features.	

PRICING FOR VOLUME INCREASES	
NUMBER OF AD REQUESTS:	26,000,000 – 50,000,000 BASE MONTHLY FEE: $1650 OVERAGE FEE: 0.04
NUMBER OF AD REQUESTS:	51,000,000 - 100,000,000 BASE MONTHLY FEE: $1950 OVERAGE FEE: 0.04

MARKET SUPPLY CREDIT

For each Ad Request that is fulfilled through the OpenX Market, OpenX will provide credit back to Company toward the Base Fee and any overage fees, up to the amount owed by Company for that month. The value of the credit will be the price per Ad Request in the pricing tier in effect at the time of the applicable Ad Request.

TERMINATION – FIRST 30 DAYS

In addition to the termination rights described in the addendum, Customer may terminate this Agreement on 30 days written notice if the notice is provided during the first 30 days after the Contract Start Date.

VIDEO AD SERVING

Video ads (per 1000 Ad Requests)	$0.10 CPM

SSL (OPTIONAL)

SSL Initial Setup Fee, 3-yr certificate	$500
SSL Monthly Fee	$150 / month

AUDIENCE SEGMENTATION (OPTIONAL)

Audience Segmentation Initial Setup Fee	$2500
Minimum Monthly Charge	$3000 / month
Data Beacons per 1000 beacon pings	$0.005 CPM
Ad Serving, per 1000 filled Audience Segmented Impressions	$0.40 CPM

Signed:

OpenX Technologies Inc.	Data Pangea LLC **Company Name**
By: ______________________	By: [signature]
Print Name: ______________________	Print Name: Lou Rosen
Title: ______________________	Title: Manager

OPENX HOSTED AD SERVING ADDENDUM

1. **DEFINITIONS.**

1.1 "Ad Request" means a request for advertising received by OpenX systems.

1.2 "Impression" means the serving of an advertisement to a unit of inventory.

2. **LICENSE TO USE SERVICE.**

2.1 **Grant**. During the Term and provided Company is paid up, OpenX grants to Company a non-exclusive, non-transferable, non-sublicensable right to access and use OpenX's hosted ad serving platform (the "Service"), as described in this Agreement.

2.2 **Limits**. As between OpenX and Company, OpenX owns all right, title and interest in and to the Service, including future developments and enhancements. Aside from Section 2.1, OpenX does not grant Company any other license, express or implied, and OpenX reserves all rights not expressly granted hereunder including the right to continually evolve the Service and all related technologies. Company will not reproduce, distribute, modify, prepare derivative works of, translate, reverse engineer, reverse compile, disassemble the Service or any portion thereof. The license granted in Section 2.1 expires immediately upon expiration or termination of this Agreement. Company's use of the Service must comply with all applicable laws and regulations. Under no circumstances may Company use the Service for benchmarking, gathering data on the performance of the Service or OpenX systems or competitive intelligence.

3. **OPENX AD MARKET.** If Company uses the OpenX Ad Market in addition to the Services, that use will be governed by the OpenX Ad Market Terms located http://openx.org/about/openx-market-terms-conditions.

4. **FEES.** Fees and payment details are set forth on the first page of the Agreement. If more than one click corresponds with a single Ad Request, each click in excess of one click will be billed at the same rate as an Ad Request. Except for taxes on OpenX's income, Company is responsible for paying all applicable sales, use or other taxes or duties, tariffs, etc applicable to Company's use of the Services.

5. **GOOD CITIZENSHIP.** Company's use of the Service and all advertisements, websites, other online platforms and/or any other information for which Company uses the Service will comply with all applicable laws, regulations and privacy policies, and will not be misleading, libelous, obscene, invasive of others' privacy, or hateful (racially or otherwise). Company will not use the Service in a manner that could reasonably be expected to damage the Service or otherwise reflect unfavorably on the reputation of OpenX and its other clients. OpenX will post any updates to its Good Citizenship policy on the OpenX website www.openx.org ("Site") and it is Company's responsibility to check for update. OpenX reserves the right to refuse or take down advertisements, websites, other online platforms and any other content that it decides are objectionable.

6. **USER DATA.** OpenX will not collect personally identifiable information from Company's end users. OpenX collects anonymous end user data as part of its standard processes because that data is needed to offer standard ad serving functionality, but any such individual data collected from a Company end user will only be used to provide services to Company (eg, frequency capping). OpenX may use anonymous user data aggregated from multiple OpenX publishers and/or advertisers in order to operate, support, maintain, market and improve the OpenX services. Company will maintain and abide by a legally sufficient privacy policy that is consistent with the privacy principles found on the Site and that describes all material practices related to the handling of users' personal and non-personally identifiable information.

7. **TERM, TERMINATION, SUSPENSION**

7.1 **Term**. The Term of this Agreement is the Initial Term plus any renewal terms. This Agreement will automatically renew for additional 12 month renewal terms unless a party gives a non-renewal notice at least 60 days before the end of the Initial Term or the then-current renewal term.

7.2 **Termination, Suspension**. Either party may terminate this Agreement for material breach if the other party fails to cure within thirty (30) days of receiving notice. In addition to the foregoing, and notwithstanding anything to the contrary herein, OpenX may terminate this Agreement immediately upon notice if it determines, in its sole discretion, that any advertising or website for which Company is using the Service, or that is linked to a Company advertisement or website, is in violation of Section 5 above. Upon expiration or termination for any reason, Company's right to use the Service shall immediately terminate. OpenX may suspend Company's use of the Service immediately upon notice if OpenX reasonably believes that Company has violated Sections 5 or 6 or if Company has failed to pay an invoice in full within 45 days of the invoice date.

8. **DISCLAIMER.** NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, STATUTORY OR IMPLIED. ASIDE FROM THE SERVICE LEVELS DESCRIBED IN THE ADDENDUM, THE SERVICE IS

MADE AVAILABLE "AS IS" AND "AS AVAILABLE" AND OPENX DOES NOT REPRESENT OR WARRANT THAT (A) THE USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM OR DATA; (B) THE SERVICE WILL MEET COMPANY'S REQUIREMENTS OR EXPECTATIONS; (C) ANY STORED DATA WILL BE ACCURATE, RELIABLE OR FREE FROM LOSS; OR (D) THE SERVICE OR THE INFRASTRUCTURE THAT MAKES THE SERVICE AVAILABLE WILL BE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, TITLE, MERCHANTABILITY, NONINFRINGEMENT, COURSE OF DEALING OR PERFORMANCE.

9. **LIMITATION OF LIABILITY**. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING AS A RESULT OF DELAY, LOSS OF DATA, LOSS OF USE OR LOSS OF PROFIT OR REVENUE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING CONTRACT OR NEGLIGENCE) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OPENX'S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT CHARGED TO COMPANY BY OPENX FOR USE OF THE SERVICE DURING THE SIX-MONTH PERIOD PRIOR TO THE DATE THE LIABILITY FIRST AROSE. Notwithstanding all of the foregoing, nothing in this Agreement shall limit Company's liability for breaches of Sections 5 or 6, either party's obligations under Section 11 or liability for breaches of Section 12.

10. **REPRESENTATIONS AND WARRANTIES**. OpenX represents and warrants that it is a corporation duly organized under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement.

11. **MUTUAL INDEMNIFICATION**. OpenX shall indemnify, defend and hold harmless Company and its directors, officers, employees and agents and its and their respective successors, heirs and assigns (the "Company Parties) against any liability, damage, loss or expense (including reasonable attorneys' fees and costs) incurred by the Company Parties in connection with any third-party claim arising out of or relating to any breach of OpenX's representations and warranties. Company shall indemnify, defend and hold harmless OpenX and its directors, officers, employees and agents and its and their respective successors, heirs and assigns (the "OpenX Parties") against any liability, damage, loss or expense (including reasonable attorneys' fees and costs) incurred by the OpenX Parties in connection with any third-party claim arising out of or relating to (a) any alleged fact that would constitute a breach of this Agreement; (b) Company's use of the Service; or (c) an allegation that any advertisement or other material provided by Company violates any applicable law or infringes any third party right, including but not limited to intellectual property rights. The indemnifying party will provide the indemnitor with prompt notice of any claim (provided that the failure to promptly notify shall only relieve indemnitor of its obligation to the extent it can demonstrate material prejudice from such failure) and at the indemnitor's expense, provide information and assistance reasonably necessary to defend such claim. The indemnitor will not enter into any settlement or compromise that would result in any payment or other liability to the indemnified party without the indemnified party's prior written consent.

12. **CONFIDENTIALITY**. "Confidential Information" means any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential. The terms of this Agreement are the Confidential Information of each party (not to be disclosed by the other without the written consent of the other) and data regarding the performance of the OpenX systems is OpenX Confidential Information. The receiving party will use the same care to protect Confidential Information as it uses for its own similar information, but in no event less than reasonable care, and will use Confidential Information only for the purpose of fulfilling its obligations under this Agreement. The receiving party will promptly return or destroy the other party's Confidential Information upon request of the other party. "Confidential Information" does not include information that (a) is or becomes part of the public domain through no fault of the receiving party; (b) was already in possession of the receiving party; or (c) was independently developed by the receiving party without violation of this Section. The receiving party may disclose Confidential Information if it is required to do so by law, so long as the receiving party provides the disclosing party with prompt notice and complies with any protective order imposed on such disclosure.

13. **MISCELLANEOUS.**

13.1 Neither party will make any public statement relating to the Agreement without the prior written approval of the other, however OpenX may include Company's name and logo in its marketing, promotional materials and customer lists.

13.2 Notwithstanding any other provision of this Agreement, OpenX reserves the right to investigate

Company's account and its use of the Services using reasonable means and in a way so as not to interrupt the Company's use of the Services .

13.3 The OpenX Ad Serving Agreement (including this Addendum and the Attachment) is the entire agreement of the parties relating to this subject matter and supersedes all prior discussions, commitments, negotiations and understandings with respect to such subject matter. This Agreement cannot be amended except by a writing signed by both parties. This Agreement cannot be transferred or assigned without prior written consent of the non-assigning party; provided, however, that either party may assign this Agreement (a) to an acquirer of substantially all of that party's assets, stock or business by sale, merger or otherwise or (b) to a corporate affiliate. If any provision of this Agreement is unenforceable, the validity of the remaining provisions will not be affected. Sections 7-13 will survive expiration or termination of this Agreement.

13.4 Notices must be in writing and will be deemed given when (a) delivered personally, (b) sent by email, if to OpenX to the following email address: legal@openx.org, and if to Company to its specified representative at the email address provided herein, if the sending party can confirm that the email was sent successfully according to its ordinary technical records and does not receive an error notice. The parties will notify each other of updated addresses, representatives and email addresses.

13.5 This Agreement is governed by the laws of the State of California, excluding conflicts of laws principles. Any action arising under or related to this Agreement will be resolved by arbitration (and the parties hereby consent to personal jurisdiction) in the County of Los Angeles, California in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association and, in the case of injunctive or provisional relief, the Optional Rules for Emergency Measures of Protection. The arbitration will be decided by a single arbitrator whose decision will be final and binding and may be enforced in any court of competent jurisdiction. The prevailing party is entitled to reasonable attorneys' fees and costs. The arbitration will be kept confidential except as required by law.

13.6 The parties acknowledge and agree that they have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel.

13.7 Neither party will be liable for failure or delay in performing its obligations due to causes beyond its reasonable control, including without limitation acts of God, terrorism, war, riots, fire, earthquake, flood or internet failure.

OPENX HOSTED AD SERVING SERVICE ATTACHMENT

Service Level

OpenX ad serving will be available for an average of at least 99.75% each quarter. OpenX calculates availability by dividing the total number of minutes in a quarter by the number of minutes that the service was unable to deliver ads because of unplanned outages. Scheduled maintenance does not constitute an outage and does not factor into availability. OpenX will diligently use commercially reasonable efforts to maintain this availability metric.

Support

Customer Priority	Workaround Target
CP1	1 hour if the problem occurs during Business Hours*; 5 hours if the problem occurs outside Business Hours.
CP2	8 hours during Business Hours
CP3	8 Business Days
CP4	Next planned maintenance release
CP5	N/A

*Business Hours are Monday – Friday 8am to 6pm, Pacific Standard Time for US clients;
Monday – Friday 8am to 6pm Greenwich Mean Time (UTC) for EU clients

Customer Priority 1 (CP1): Critical Problem. Company's production use of the Service is stopped or so severely impacted that Company cannot reasonably continue work and no known, viable workaround exists. No useful work can be done. Permanent data loss. Most common operations fail consistently. A CP1 Problem has one or more of the following characteristics:

- System hangs. The process hangs indefinitely or there is severe performance degradation, causing unreasonable waits for resources or response, as if the system is hanging.
- System crashes repeatedly and continues to fail after re-login attempts.
- Critical functionality is not available. The Service cannot continue because a vital feature is inoperable, data cannot be secured, etc.
- Examples of CP1 issues:
  - Ad serving is entirely down
  - Ad serving latency is higher than five seconds
  - All administrative functionality unavailable
  - Ad serving data delayed more than 6 days

Note: A Company contact (direct phone, cell phone and email) must be available in Customer Priority 1 situations to provide information required for problem diagnosis and to test/confirm the resolution.

Customer Priority 2 (CP2): Significant Business Impact. Company's use of the Service is continuing, however, there is a serious impact on the Company's productivity. Important features are unavailable with no acceptable workaround. Certain common operations fail consistently. Software crashes readily. A CP2 Problem has one or more of the following characteristics:

- Software error, causing software to fail, but restart or recovery is possible.
- Severely degraded performance due to software error.
- Some important functionality is unavailable, yet the software can continue to operate in a restricted fashion.
- Loss of system capacity where service usage is significantly impacted e.g. more than 20% of transactions are failing or more than 20% of planned capacity is unavailable.
- Examples of CP2 :
  - Loss of redundancy
  - Loss of alarm interfaces

- Loss of provisioning or management interfaces
- In frequent or Intermittent failures
- Wrong ads served
- Latency between 1 and 5 seconds
- Software error causing wrong pacing and/or prioritizing of campaigns
- Some administrative functionality unavailable
- End of month ad serving data (reports) delayed more than twelve hours

Customer Priority 3 (CP3): Some Business Impact. A fundamental function is experiencing an intermittent problem, or a common operation sometimes fails. A less common operation fails consistently. Company's work, regardless of the environment or product usage, has minor loss of operational functionality or implementation resources. A CP3 Problem has one or more of the following characteristics:

- A Software Error for which there is an acceptable workaround.
- A Software Error with minor impact to the operation of the system.
- Software Error requiring manual editing of configuration or script files to work around a problem.
- Questions about product features, functionality, implementation, and configuration.

Customer Priority 4 (CP4): Minimal Business Impact. A less common operation fails occasionally. All other problems not covered above. Company requests information, an enhancement, or documentation clarification regarding the Software but there is no impact on the operation of the Software. Company's use of the Service is continuing.

Customer Priority 5 (CP5): Request for enhancements.

Remedy

If OpenX fails to provide the Service Level and Support described above, Company may terminate this agreement on 30 days notice provided that the notice is given within 90 days of the failure. The ability to terminate will be Company's sole remedy for any claim arising out of or related to this Attachment or OpenX's failure to provide the Service Level and Support as described.